EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated April 1, 2008 on the statements of condition including the related portfolios of EAFE Select 20 Portfolio 2008-2, The Dow Jones Select Dividend Index Strategy Portfolio 2008-2, Select 5 Industrial Portfolio 2008-2, Select S&P Industrial Portfolio 2008-2, Select S&P Core Portfolio 2008-2, Global 45 Dividend Strategy Portfolio 2008-2, Nasdaq Select 10 Portfolio 2008-2, Multi-Strategy Series: EAFE, EDVY 2008-2 and The Dow Contrarian Strategy Portfolio 2008-2 (included in Van Kampen Unit Trusts, Series
749) contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
April 1, 2008